Exhibit 3.1
ARTICLES OF INCORPORATION
OF
QUIKBYTE SOFTWARE, INC.
AS AMENDED
KNOW ALL MEN BY THESE PRESENTS:
     That the undersigned incorporator, being a natural person of the age of 18 years or more, and desiring to form a corporation under the laws of the State of Colorado, does hereby sign, verify and deliver in duplicate to the Secretary of State of the State of Colorado these Articles of Incorporation.
ARTICLE I
NAME
     The name of the corporation shall be:
QuikByte Software, Inc.
ARTICLE II
CAPITAL
     The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 252,000,000 shares, of which 250,000,000 shares shall be classified as common stock, $0.0001 par value per share (“Common Stock”), and 2,000,000 shares shall be classified as preferred stock, $0.0001 par value per share (“Preferred Stock”). The Common Stock and the Preferred Stock shall each constitute a separate class of shares.
     (a) Preferred Stock. The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of the Preferred Stock, the establishment of different series of Preferred Stock, and variations in the relative rights and preferences as between different series shall be established in accordance with the Colorado Corporation Code by the Board of Directors.
     Except for such voting powers with respect to the election of directors or other matters as may be stated in the resolutions of the Board of Directors creating any series of Preferred Stock, the holders of any such series shall have no voting power whatsoever.
     (b) Common Stock. The holders of Common Stock shall have and possess all rights as shareholders of the corporation, including such rights as may be granted elsewhere by these Articles of Incorporation, except as such rights may be limited by the preferences, privileges and voting powers, and the restrictions and limitations of the Preferred Stock.

     Subject to preferential dividend rights, if any, of the holders of Preferred Stock, dividends upon the Common Stock may be declared by the Board of Directors and paid out of any funds legally available therefor at such times and in such amounts as the Board of Directors shall determine.
     The capital stock, after the amount of the subscription price has been paid in, shall not be subject to assessment to pay the debts of the corporation.
     Any stock of the corporation may be issued for money, property, services rendered, labor done, cash advances for the corporation, or for any other assets of value in accordance with the action of the Board of Directors, whose judgment as to value received in return therefor shall be conclusive and said stock, when issued, shall be fully paid and nonassessable.
ARTICLE III
NO PREEMPTIVE RIGHTS
     A shareholder of the corporation shall not be entitled to a preemptive right to purchase, subscribe for, or otherwise acquire any unissued or treasury shares of stock of the corporation, or any options or warrants to purchase, subscribe for or otherwise acquire any such unissued or treasury shares, or any shares, bonds, notes, debentures, or other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any such unissued or treasury shares.
ARTICLE IV
CUMULATIVE VOTING
     A shareholder of the corporation shall not be entitled to cumulative voting.
ARTICLE V
REGISTERED OFFICE AND AGENT
     The initial registered office of the corporation shall be at 1400 Glenarm Place, Suite 300, Denver, Colorado 80202, and the name of the initial registered agent at such address is The Prentice-Hall Corporation System, Inc. Either the registered office or the registered agent may be changed in the manner provided by law.
     Part or all of the business of said corporation may be carried on in the State of Colorado or beyond the limits of the State of Colorado, in other states or territories of the United States and in foreign countries.

ARTICLE VI
BOARD OF DIRECTORS
     The business and affairs of this Corporation shall be managed by a Board of Directors which shall have all authority granted to it by the Colorado Corporation Code. The number of directors may from time to time be increased or decreased in such manner as shall be provided by the Bylaws of this corporation. So long as the number of directors shall be less than three, no shares of this corporation may be issued and held of record by more shareholders than there are directors. Any shares issued in violation of this paragraph shall be null and void. In the event there are less than three directors, this provision shall also constitute a restriction on the transfer of shares.
     The initial board of directors of the corporation shall consist of three directors, and the names and addresses of the persons who shall serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are:

J. B. Heidebrecht	2213 Rockefeller Lane, #2
Redondo Beach, CA 90278

Mark R. Nixon	2508 North Topanga Skyline Drive
Topanga, CA 90290

Frank M. Stepczyk	112 South Pointsettia
Manhattan Beach, CA 90266
ARTICLE VII
INDEMNIFICATION
     The corporation shall indemnify any person who is or was a director to the maximum extent provided by statute.
     The corporation shall indemnify any person who is or was an officer, employee or agent of the corporation who is not a director to the maximum extent provided by law, or to a greater extent if consistent with law and if provided by resolution of the corporation’s shareholders or directors, or in a contract.
     The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the corporation and who while a director, officer, employee, fiduciary or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary or agent of any other foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan against any liability asserted against or incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under provisions of the statute.

ARTICLE VIII
LIMITATION OF DIRECTOR LIABILITY
     A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or to its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for acts specified under Section 7-5-114 of the Colorado Corporation Code or any amended or successor provision thereof, or (iv) for any transaction from which the directors derived an improper personal benefit. If the Colorado Corporation Code is amended after this Article is adopted to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Colorado Corporation Code, as so amended.
     Any repeal or modification of the foregoing paragraph by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.
ARTICLE IX
CORPORATE OPPORTUNITIES
     The officers, directors and other members of management of this corporation shall be subject to the doctrine of corporate opportunities only insofar as it applies to business opportunities in which this corporation has expressed an interest as determined from time to time by the corporation’s Board of Directors as evidenced by resolutions appearing in the corporation’s minutes. When such areas of interest are delineated, all such business opportunities within such areas of interest which come to the attention of the officers, directors and other members of management of this corporation shall be disclosed promptly to this corporation and made available to it. The Board of Directors may reject any business opportunity presented to it and thereafter any officer, director or other member of management may avail himself of such opportunity. Until such time as this corporation, through its Board of Directors, has designated an area of interest, the officers, directors and other members of management of this corporation shall be free to engage in such areas of interest on their own and the provisions hereof shall not limit the rights of any officer, director or other member of management of this corporation to continue a business existing prior to the time that such area of interest is designated by this corporation. This provision shall not be construed to release any employee of the corporation (other than an officer, director or member of management) from any duties which he may have to the corporation.
ARTICLE X
COMPROMISES WITH CREDITORS
     Whenever a compromise or arrangement is proposed by the corporation between it and its creditors or any class of them, and/or between said corporation and its shareholders or any class of them, any court of equitable jurisdiction may, on the application in a summary way by said corporation, or by a majority of its stock, or on the application of any receiver or receivers appointed for said corporation, or on the application of trustees in dissolution, order a meeting of the creditors or class of creditors and/or of the shareholders or class of shareholders of said corporation, as the case may be, to be notified in such manner as the said court decides. If a majority in number, representing at least three-fourths in amount of the creditors or class of creditors, and/or the holders of the majority of the stock or class of stock of said corporation, as the case may be, agree to any compromise or arrangement and/or to any reorganization of said corporation, as a consequence of such compromise or arrangement, the said compromise or arrangement and/or the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding upon all the creditors or class of creditors, and/or on all the shareholders or class of shareholders of said corporation, as the case may be, and also on said corporation.
ARTICLE XI
MEETINGS OF SHAREHOLDERS
     Meetings of shareholders shall be held at such time and place as provided in the Bylaws of the corporation. At all meetings of the shareholders, one-third of all shares entitled to vote at the meeting shall constitute a quorum.
ARTICLE XII
VOTING OF SHAREHOLDERS
     With respect to any action to be taken by shareholders of this corporation which pursuant to statute requires the vote of two-thirds of the outstanding shares entitled to vote thereon, a vote or concurrence of the holders of a majority of the outstanding shares of the shares entitled to vote thereon, or of any class or series, shall be required.
ARTICLE XIII
INCORPORATOR
     The name and address of the incorporator are as follows:

Mary T. Mollicone	1400 Glenarm Place
Third Floor
Denver, Colorado 80202
     IN WITNESS WHEREOF, the undersigned certifies under penalty of perjury that the execution of this instrument is the undersigned’s act and deed, that the undersigned has read these Articles of Incorporation and all attachments thereto and knows the contents thereof and the facts stated therein are true.

Date: January 25, 1989	/s/ Mary T. Mollicone
Mary T. Mollicone